EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Gibraltar Industries, Inc. Amended and Restated 2016 Stock Plan for Non-Employee Directors of our reports dated February 23, 2022, with respect to the consolidated financial statements of Gibraltar Industries, Inc. and the effectiveness of internal control over financial reporting of Gibraltar Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 5, 2022